Exhibit (8)(a)(i)


                    DREYFUS LIFE AND ANNUITY INDEX FUND, INC.
               THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
                        DREYFUS VARIABLE INVESTMENT FUND
                                 200 Park Avenue
                               New York, New York

                                                     April 14, 1997

Annuity Investors Life Insurance Company
10th Floor, Chiquita Center
250 East Fifth Street
Cincinnati, OH 45201
Attention: Mark Muething

Gentlemen:

               This letter sets forth the agreement between Annuity Investors Life Insurance Company (the "Insurance Company") and each of Dreyfus Life and Annuity Index Fund, Inc. (d/b/a Dreyfus Stock Index Fund), The Dreyfus Socially Responsible Growth Fund, Inc. and Dreyfus Variable Investment Fund (each a "Fund" and collectively the "Funds") concerning investment in the Funds by the Insurance Company, on its own behalf and on behalf of the separate account identified below (the "Agreement").

               1. The terms of the agreement entered into between the Insurance Company and Dreyfus Life and Annuity Index Fund, Inc. on November 21, 1995; the agreement entered into between the Insurance Company and Dreyfus Variable Investment Fund on November 21, 1995; and the agreement entered into between the Insurance Company and The Dreyfus Socially Responsible Growth Fund, Inc. on November 21, 1995 (each an "Original Agreement" and collectively the "Original Agreements") are incorporated herein by reference and shall govern investment in the Funds, respectively, except that all references in the original Agreements to "Separate Account" shall be deemed to be references to Annuity Investors Variable Account B, a separate account established by the Insurance Company in accordance with the laws of the State of Ohio.

               2. This Agreement may be terminated for any of the causes set forth in Section 10.2 of each Original Agreement at the option of the relevant party in accordance with the provision relevant to that party. In no event, however, will the termination of any respective Original Agreement automatically result in the termination of this Agreement, or will the termination of this Agreement automatically result in the termination of any respective Original Agreement.

               3. This Agreement shall be effective as of the date hereof and shall continue in force as to each Fund for as long as that Fund serves as an investment medium for variable insurance contracts issued by the Insurance Company.


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               4. Any amendments to an Original Agreement entered into after the date hereof shall be deemed, with respect to the relevant Fund, amendments to this Agreement unless otherwise provided in such amendment. Any other changes in the terms of this Agreement with respect to any Fund shall be effective and binding only if made in writing between the Insurance Company and that Fund.

               5. Notice. Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate parties as identified in the respective original Agreement. Notice shall be deemed to be given on the date of receipt by the addressees as evidenced by the return receipt.

               6. Miscellaneous. This Agreement has been executed on behalf of each Fund by the undersigned officer of the Fund in his/her capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any director, trustee, officer or shareholder of the Fund individually. It is agreed that the obligations of the Funds are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

               If this Agreement is consistent with your understanding of the matters we discussed concerning the Insurance Company's investment in the Funds, kindly sign below and return a signed copy to us.

                                             Very truly yours,

                                             Dreyfus Life and Annuity Index
                                             Fund, Inc. (d/b/a Dreyfus Stock
                                             Index Fund)

                                             The Dreyfus Socially Responsible
                                             Growth Fund, Inc.

                                             Dreyfus Variable Investment Fund



                                             By:  /s/ Elizabeth Keeley

                                             Name:   Elizabeth Keeley
                                             Title:  Vice President


Acknowledged and Agreed:

Annuity Investor Life Insurance Company


By:  /s/ Mark F. Muething

Name:   Mark F. Muething
Title:  Senior Vice President